EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Peter Kiewit Sons’, Inc.:

We consent to the use of our reports dated February 28, 2005, with respect to the consolidated financial statements and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated February 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2004 contains an explanatory paragraph that states that the Buckskin Mine was excluded from our audit of internal control over financial reporting.

Our report dated February 28, 2005, on the consolidated financial statements as of December 25, 2004 and all related financial statement schedules, refers to a change to the method of accounting for variable interest entities and asset retirement obligations.

/s/ KPMG LLP
KPMG LLP

Omaha, Nebraska
July 22, 2005